CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, Chief Financial Officer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484) 532-7783	Ph: (646) 937-6900

FOR IMMEDIATE RELEASE

American Realty Capital Trust Announces
Significant Earnings Growth in Reported 2012 Guidance, Prepayment of Mortgage Notes,
and the Completion of its Tender Offer

New York, NY, March 30, 2012 ˗ American Realty Capital Trust, Inc. (“ARCT” or the “Company”) (NASDAQ: ARCT) announced today, based on 2012 earnings guidance, that it estimates its annualized FFO and AFFO for the 12-month period commencing April 1, 2012 total between $0.79 and $0.82 per share. This compares with annualized FFO and AFFO per share of $0.70, prior to the effect of the tender offer, prepayment of certain mortgages and assumed acquisitions, as discussed below. In addition, the Company indicated it plans to prepay approximately $161.3 million of mortgage notes in the beginning of the second quarter of 2012. Furthermore, the Company made public a commitment from Wells Fargo Bank, National Association to enter into a senior secured interim term loan facility in the amount of up to $200 million and engagement of Wells Fargo Bank, National Association to arrange a senior secured five-year term loan facility. The Company also confirmed the successful completion of its $220 million tender offer.

“We have undertaken a number of important initiatives in an effort to build shareholder value, improve earnings and reduce our cost of capital. Our 2012 earnings guidance is a demonstration of our confidence that these substantive actions will create value for our stockholders,” said William M. Kahane, the Company’s CEO.

2012 FFO and AFFO Estimates

The Company estimates that both FFO and AFFO on an annualized basis for the 12-month period commencing April 1, 2012 should range from $0.79 to $0.82 per share. These per share estimates are based on the completion of the following activities:

-	Purchasing $220 million of common shares (or approximately 20.95 million shares) under its tender offer at a price of $10.50 per share. Such tendered shares will be redeemed with proceeds received from the Company’s current revolving credit facility with RBS Citizens Bank, N.A.

-	Prepaying approximately $161.3 million of fixed rate mortgage indebtedness. The weighted average effective interest rate of this debt is 5.43%, with a current remaining term of 4.2 years. These mortgage notes will be paid off with proceeds received from a senior secured interim term loan committed by Wells Fargo Bank, National Association. The Company expects the $200 million interim term loan to bear interest at LIBOR plus 1.95% (or 2.20%) for the initial six months, and then be replaced by a fixed-rate facility at an interest rate based on the then current five-year Treasury swap rate plus 1.95% (or 3.20% currently), after giving effect to expected swap arrangements, for the balance of the five-year term.

-	Acquiring approximately $100 million (at an initial yield of 7.80%) of high-quality, freestanding, single tenant investment properties net leased to credit worthy or investment grade credit tenants on a long-term basis funded with available working capital and availability under its existing revolving credit facility.

-	ARCT’s current annual dividend is $0.70 per common share, or $0.05833 payable monthly. Management and the board of directors will evaluate increasing the dividend at the end of the second quarter and on a quarterly basis thereafter.

Senior Secured Term Loan

The Company also announced today it has received a commitment from Wells Fargo Bank, National Association to enter into a senior secured interim term loan in the amount of up to $200 million (the “Interim Loan”). The Company has also engaged Wells Fargo Bank, National Association to enter into a senior secured five-year term loan facility (the “Term Loan”) (collectively, with the Interim Loan, the “Credit Facility”). The Interim Loan will have a term of six months. The Company expects that the Interim Loan will bear interest at LIBOR plus 1.95% (or approximately 2.20%). The Term Loan will have a term of five years. The Company expects that the Term Loan will bear interest at a fixed rate based on the then-current five-year Treasury swap rate plus 1.95% (or approximately 3.20% currently), after giving effect to expected swap arrangements, for the full loan term. Pursuant to the terms of the commitment letter and engagement letter, the lender’s obligation to enter into the Credit Facility is subject to customary approvals and conditions to closing (including consent of required lenders under the Company’s revolving credit facility). Although the Company believes that the entry into the Credit Facility is probable, there can be no assurance that the transaction will be consummated.

The Credit Facility will provide for monthly interest payments, with all principal outstanding being due on the maturity date. The Credit Facility may be prepaid from time to time and at any time, in whole or in part, without premium or penalty, subject to reimbursement of certain costs and expenses. The Company and certain of the Operating Partnership's subsidiaries guarantee the obligations under the Credit Facility and have pledged certain equity interests in the property owning entities as collateral for the obligations thereunder. In the event of a default, the lender has the right to terminate its obligations under the Credit Facility, and to accelerate the payment on any unpaid principal amount of all outstanding loans.

Proceeds from the Credit Facility are anticipated to be used to prepay approximately $161.3 million of the Company’s outstanding fixed rate mortgage indebtedness. The expected annual interest savings to the Company from the prepayment of mortgage debt is approximately $4.3 million. The Credit Facility will increase the Company’s unencumbered asset pool to approximately $1.24 billion.

Tender Offer

The Company also confirmed today the successful completion of its modified “Dutch auction” tender offer for the purchase of up to $220 million of shares of its common stock. Approximately 20.95 million shares were accepted under the tender offer at a price of $10.50 per share.

“We couldn’t be more pleased with the results of the Tender Offer,” said Nicholas S. Schorsch, chairman of ARCT. “Results exceeded our expectations and we are excited for the opportunity to buy back shares at a discounted value which we believe will have a positive impact on the Company’s earnings, and in turn be accretive to ARCT’s shareholders.”

As previously disclosed, the Company processed the full amount of the Tender Offer as initially contemplated and met the validly tendered requests submitted by tendering shareholders. The preliminary results of the Tender Offer were released yesterday, March 29, 2012.

Investor Conference Call

The Company will host a conference call on Thursday, April 5, 2012 at 9:30am EDT to discuss the results of the Company’s Tender Offer and 2012 estimates. The number to dial is (855) 212-0212 with an access code of 175-378-153.

FFO & AFFO

The Company considers funds from operations (“FFO”) and adjusted FFO, as adjusted to exclude acquisition-related fees and expenses (“AFFO”), useful indicators of the performance of a real estate investment trust (“REIT”). Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, the Company believes that AFFO, by excluding acquisition-related fees and expenses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, the Company believes it is presenting useful information that assists investors and analysts to better assess the sustainability of its operating performance. Further, the Company believes AFFO is useful in comparing the sustainability of its operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, the Company believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of its performance relative to its peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

FFO and AFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. FFO and AFFO do not represent cash flows from operations as defined by GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including the Company’s ability to pay distributions and should not be considered as alternatives to net income, as determined in accordance with GAAP, for purposes of evaluating its operating performance. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts, or NAREIT, definition (as the Company does) or may interpret the current NAREIT definition differently than the Company does and/or calculate AFFO differently than it does. Consequently, the Company’s presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

The following is a reconciliation of net income per share, computed in accordance with GAAP, to FFO and AFFO for the 12-month period commencing April 1, 2012 (consistent with how the Company has historically presented this non-GAAP financial measure):

	Guidance Range
	Low	High
Net income	$0.144	$0.174
Add: Depreciation and amortization	0.646	0.646
FFO (rounded)	$0.790	$0.820
Straight line rent	-0.049	-0.049
Amortization of deferred compensation	0.022	0.022
Amortization of deferred financing costs	0.018	0.018
Acquisition and transaction costs	0.005	0.005
AFFO (rounded)	$0.790	$0.820

Important Notice

The preliminary information contained in this press release is subject to confirmation by the paying agent and the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within three business days of the expiration of the Tender Offer. The final number of shares to be purchased, the final purchase price and the final proration information will be announced following completion of the confirmation process. Payment for the shares accepted for purchase under the Tender Offer, and return of all other shares tendered and not purchased, will occur promptly thereafter. Investor questions concerning the Tender Offer may be directed to the depositary for the Tender Offer, ARC Advisory Services, LLC at (877) 373-2522.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company.

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Additional information about the Company can be found on the Company’s website at www.arctreit.com.